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PARENTERANDOLPH                                                       Exhibit 16

The Power of Ideas



                                                                   June 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by Moro Corporation (copy attached), which we understand have been filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company's Form 8-K report dated June 6, 2003. We agree with the statements concerning our Firm in such Form 8-K and would also add to paragraph
(a)(i) the following statement: Parente Randolph, LLC remained as the Company's independent accountants through the completion of services related to the quarterly review of the Company's March 31, 2003 financial statements.



Very truly yours,

Parente Randolph, LLC